Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports First-Quarter 2024 Results
and Updates Full Year Guidance

Reported Diluted EPS Grew 7.8% to $1.38
Adjusted Diluted EPS Grew 8.7% to $1.50; and by 23.2% excluding currency

STAMFORD, CT, April 23, 2024 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2024 first-quarter results1.
"The strength of our first-quarter results with excellent top-line growth and significant margin expansion gives us the confidence to raise our 2024 currency-neutral guidance,” said Jacek Olczak, Chief Executive Officer.
"Strong smoke-free momentum continues with rapid underlying volume progression and accelerating organic net revenue and gross profit growth, fueled by the operating leverage of IQOS and the best-in-class economics of ZYN.”
“We are executing efficiently and effectively in a dynamic operating environment of geopolitical and economic tensions that accentuate currency volatility. We are doing our utmost to mitigate these challenges and deliver robust growth and value creation.”

Highlights
•Smoke-free business (SFB): The smoke-free business accounted for 39% of our total net revenues. The path to achieving our ambition of becoming a smoke-free company is shown by the EA, AU & PMI DF region, where SFB accounted for almost two-thirds of revenue, led by Japan and Korea.
Our SFB continues to deliver superior top-line growth, with net revenues increasing by 21.1% (24.8% organically) as well as a 31.8% (37.5% organic) increase in gross profit.
•Inhalable smoke-free products (SFP): IQOS continues to strengthen its position as the second largest nicotine ‘brand’ in markets where present, including the #1 position in 11 markets. HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, was up by an estimated 12.5%.
•In Europe, IQOS HTU market share exceeded 10% for the first time with adjusted IMS growth of 9.4%, which was influenced, as expected, by the impact from the EU characterizing flavor ban.
•In Japan, IQOS HTU market share increased by more than 3 percentage points to over 29%, with adjusted IMS growth of 13.3%. Notably, the heat-not-burn category surpassed combustible cigarettes in Tokyo, a demonstration of the vast potential of IQOS around the world. To celebrate the 10-year anniversary of the IQOS launch in Japan, we introduced IQOS ILUMA i, our most innovative offering to-date, with very positive initial consumer feedback.
In the vaping category, our focused strategy for VEEV is showing promising early results on both consumer traction and profitability.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated April 23, 2024, and at www.pmi.com/2024Q1earnings.

•Oral SFP2: Shipment volume increased by 40.0% in cans (35.8% in pouches or pouch equivalents), fueled by ZYN nicotine pouch growth in the U.S., where shipment volume reached 131.6 million cans, representing growth of 79.7% versus prior year. Our share of the category in the U.S. increased for the fourth consecutive quarter to over 74%, up 1.3 percentage points sequentially.
•Combustibles: Net revenues grew by 3.5% (organically by 3.7%), fueled by another quarter of strong pricing across markets. Our category share increased by 0.3 percentage points with Marlboro gaining 0.4 percentage points.
•Dividend: Declared regular quarterly dividend of $1.30 per share, or an annualized rate of $5.20 per share.

Operating Review

	Total	HTU	Oral SFP	Cigarettes

Shipment Volume (units bn)	180.5	33.1	4.2	143.2
vs. Q1 2023	3.6%	20.9%	35.8%	(0.4)%

	PMI	Smoke-Free Business	Combustibles

Net Revenues ($ bn)	$8.8	$3.4	$5.4
reported vs. Q1 2023	9.7%	21.1%	3.5%
organic vs. Q1 2023	11.0%	24.8%	3.7%

Gross Profit ($ bn)	$5.6	$2.1	$3.5
reported vs. Q1 2023	12.4%	31.8%	3.0%
organic vs. Q1 2023	13.7%	37.5%	2.3%

Operating Income ($ bn)	$3.0
reported vs. Q1 2023	11.5%
organic vs. Q1 2023	22.2%

	Reported Diluted EPS	Adjusting Items[1]	Adjusted Diluted EPS	Currency Impact	Adjusted Diluted EPS ex. Currency

EPS	$1.38	$(0.12)	$1.50	$(0.20)	$1.70
vs. Q1 2023	7.8%		8.7%		23.2%
(1) For a list of adjusting items refer to page 8
The $0.20 unfavorable currency variance in the first quarter includes a $0.09 impact from the devaluation of the Egyptian pound (EGP), including a transactional impact of approximately $0.06 primarily related to the balance sheet remeasurement of foreign currency payables. Our proactive pricing decisions and accelerated cost initiatives allowed us to mitigate this incremental currency headwind in the quarter.
2 Oral smoke-free product volume excludes snuff, snuff leaf and U.S. chew

Full-Year Forecast

	Full-Year
	2024 Forecast			2023	Growth

Reported Diluted EPS	$5.70	-	$5.82	$ 5.02
Adjustments:
Asset impairment and exit costs(1)	0.09			0.06
Termination of distribution arrangement in the Middle East	—			0.04
Impairment of goodwill and other intangibles	0.01			0.44
Amortization of intangibles(2)	0.43			0.25
Charges related to the war in Ukraine	—			0.03
Swedish Match AB acquisition accounting related items	—			0.01
Income tax impact associated with Swedish Match AB financing	0.07			(0.11)
South Korea indirect tax charge	—			0.11
Termination of agreement with Foundation for a Smoke-Free World	—			0.07
Fair value adjustment for equity security investments	(0.08)			(0.02)
Tax items	(0.03)			0.11
Total Adjustments	0.49			0.99
Adjusted Diluted EPS	$6.19	-	$6.31	$ 6.01
Less: Currency	(0.36)
Adjusted Diluted EPS, excluding currency	$6.55	-	$6.67	$ 6.01	9.0%	-	11.0%

(1) See Impairment and Exit Costs section for details
(2) See forecast assumptions for details
Reported diluted EPS is forecast to be in a range of $5.70 to $5.82, at prevailing exchange rates, versus reported diluted EPS of $5.02 in 2023. Excluding a total 2024 adjustment of $0.49 per share and an adverse currency impact of $0.36, at prevailing exchange rates, this forecast represents a projected increase of 9.0% to 11.0% versus adjusted diluted EPS of $6.01 in 2023, as outlined in the above table.
2024 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline for cigarettes and HTUs, excluding China and the U.S., of -2% to flat;
•Total cigarette, HTU and oral smoke-free product shipment volume growth for PMI of flat to +1% driven by smoke-free products;
•14% to 16% adjusted in-market sales volume growth for HTUs, including an approximate 2 billion units adverse impact for the full year from consumer adjustment to the EU characterizing flavor ban, resulting in HTU shipment volumes of more than 140 billion units;
•Nicotine pouch shipment volume in the U.S. of approximately 560 million cans;
•Net revenue growth of 7% to 8.5% on an organic basis;
•Organic operating income growth of 10% to 12%;
•An acceleration in organic smoke-free net revenue and gross profit growth compared to 2023;

•Broadly unchanged net revenue and adjusted operating loss in Wellness and Healthcare segment;
•No earnings impact from any potential favorable court ruling related to the legality of a supplemental tax surcharge on HTUs in Germany, which went into effect in 2022 (see PMI's first-quarter 2023 press release from April 20, 2023, for additional detail).
•Full-year amortization of acquired intangibles of $0.43 per share, which includes an estimate of amortization of IQOS commercialization rights in the U.S. following the closing of the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S. effective May 1, 2024. We currently estimate that the increase in amortization expense in 2024, as a result of this transaction, will be approximately $370 million on a pre-tax basis for the remaining 8 months of the year. For full year 2025 through 2028, we currently estimate an annual impact of approximately $555 million on a pre-tax basis;
•Net financing costs of approximately $1.3 to $1.4 billion;
•An effective tax rate, excluding discrete tax events, of approximately 21% to 22%;
•Operating cash flow of $10 to $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.2 billion, partly reflecting investments in ZYN capacity in the U.S.;
•Net debt to adjusted EBITDA ratio improvement of 0.3x to 0.5x at prevailing exchange rates as we continue to target a ratio of around 2x by the end of 2026;
•No share repurchases in 2024; and
•A strong first-half performance, with second quarter adjusted diluted EPS of $1.50 to $1.55, including an estimated adverse currency impact of 14 cents at prevailing exchange rates.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

New Segment Structure
Following the combination and the progress in 2023 to integrate the Swedish Match business into the existing PMI regional segment structure, PMI updated its segment reporting to include Swedish Match results in the four existing geographical regions. PMI's 2024 first-quarter financial results reflect the new segment structure. Historical financial information for the 2021 to 2023 period reflecting the above mentioned change was provided in a Form 8-K dated February 27, 2024.

Impairment and Exit Costs
On February 2, 2024, PMI announced that it reached a global settlement with British American Tobacco p.l.c. The settlement led to the rescission of International Trade Commission orders prohibiting the importation of IQOS products to the U.S. As a result, PMI has restructured the sourcing of IQOS products to be commercialized in the U.S., and recorded pre-tax asset impairment and exit costs of $121 million related to this restructuring during the first quarter of 2024.
In the first quarter of 2024, PMI ceased its operations in Venezuela and as a result, recorded pre-tax asset impairment and exit costs of $47 million.

Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer and Jennifer Motles, Chief Sustainability Officer, will be webcast at 9:00 a.m., Eastern Time, on April 23, 2024. Access the webcast at www.pmi.com/2024Q1earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Financial Review
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
First-quarter estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 0.3%, reflecting increases in the SSEA, CIS & MEA Region and the EA, AU & PMI DF Region, partly offset by a decrease in the Americas Region and the Europe Region, as described in the Regional sections.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	First-Quarter
(million units)	2024	2023	Change
Cigarettes	143,191	143,708	(0.4)%
Heated Tobacco Units	33,134	27,396	20.9%
Total Cigarettes and HTUs	176,325	171,104	3.1%

PMI Oral SFP(1)	First-Quarter
(million cans)	2024	2023	Change
Nicotine Pouches	145.7	81.3	79.3%
Snus	61.4	55.6	10.5%
Moist Snuff	34.4	35.2	(2.3)%
Other Oral SFP	1.0	1.3	(16.6)%
Total Oral SFP	242.6	173.3	40.0%
(1) Excluding snuff, snuff leaf and U.S. chew
Note: Sum may not foot due to roundings.

PMI's total cigarette and HTU shipment volume increased by 3.1%, reflecting a 20.9% increase in HTU shipments across all regions, partly offset by a 0.4% decline in cigarette shipments, with declines across all regions except the SSEA, CIS & MEA Region. Cigarette shipment volume for Marlboro increased by 1.7% to 56.9 billion units.
PMI’s total oral product shipment volume in cans increased by 40.0%, primarily reflecting growth in nicotine pouches (primarily in the U.S.) and snus (mainly in Scandinavia).

Adjusted in-market sales for HTUs increased by 12.5%, including growth in Japan of 13.3% and Europe of 9.4%. A net favorable impact of estimated distributor inventory movements for HTUs shipments was driven most significantly by additional shipments to Japan in light of disruption to Red Sea shipping routes.
International Share of Market - Cigarettes and HTUs

	First-Quarter
	2024	2023	Change (pp)

Total International Market Share(1)	28.0%	27.2%	0.8
Cigarettes	22.9%	22.7%	0.2
HTU	5.2%	4.5%	0.7

Cigarette over Cigarette Market Share(2)	24.5%	24.2%	0.3
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to roundings.

CONSOLIDATED FINANCIAL SUMMARY

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,793	$ 8,019	9.7%	12.1%	774	(194)	—	449	464	55
Termination of distribution arrangement in the Middle East	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 8,793	$ 8,099	8.6%	11.0%	694	(194)	—	449	464	(25)

Net Revenues	$ 8,793	$ 8,019	9.7%	12.1%	774	(194)	—	449	464	55

Cost of Sales(1)	(3,195)	(3,038)	(5.2)%	(5.4)%	(157)	8	—	—	(169)	4
Marketing, Administration and Research Costs(2)	(2,553)	(2,250)	(13.5)%	(7.2)%	(303)	(142)	—	—	—	(161)
Operating Income	$ 3,045	$ 2,731	11.5%	23.5%	314	(328)	—	449	295	(102)
Asset Impairment & Exit Costs	(168)	(109)	(54.1)%	(54.1)%	(59)	—	—	—	—	(59)
Termination of distribution arrangement in the Middle East(3)	—	(80)	+100%	+100%	80	—	—	—	—	80
Impairment of Other Intangibles	(27)	—	—%	—%	(27)	—	—	—	—	(27)
Amortization of Intangibles	(120)	(81)	(48.1)%	(48.1)%	(39)	—	—	—	—	(39)
Swedish Match AB acquisition accounting related items	—	(18)	+100%	+100%	18	—	—	—	—	18
Adjusted Operating Income	$ 3,360	$ 3,019	11.3%	22.2%	341	(328)	—	449	295	(75)

Adjusted Operating Income Margin	38.2%	37.3%	0.9pp	3.7pp
(1) Includes $16 million in 2024 and $40 million in 2023 related to the special items below.
(2) Includes $299 million in 2024 and $168 million in 2023 related to the special items below.
(3) Included in net revenues above.

Adjusted net revenues increased by 11.0% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher HTU and ZYN volume, partially offset by lower cigarette volume.
Adjusted operating income increased by 22.2% on an organic basis, mainly reflecting: the favorable pricing variance; and favorable volume/mix, mainly driven by higher HTU and ZYN volume, partly offset by lower cigarette volume and unfavorable cigarette mix; partially offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages) as well as higher manufacturing costs.

	First-Quarter
	2024	2023	% Change
Reported Diluted EPS	$ 1.38	$ 1.28	7.8%
Asset impairment and exit costs	0.09	0.06
Termination of distribution arrangement in the Middle East	—	0.04
Impairment of other intangibles	0.01	—
Amortization of intangibles	0.06	0.04
Swedish Match AB acquisition accounting related items	—	0.01
Income tax impact associated with Swedish Match AB financing	0.07	(0.05)
Fair value adjustment for equity security investments	(0.08)	—
Tax items	(0.03)	—
Adjusted Diluted EPS	$ 1.50	$ 1.38	8.7%
Less: Currency	(0.20)
Adjusted Diluted EPS, excluding Currency	$ 1.70	$ 1.38	23.2%

EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region decreased by 0.4% to 124.5 billion units, reflecting a 2.1% decline for cigarettes, largely offset by an increase for HTUs. The decrease in the estimated total market was predominantly due to France (down by 16.1%) and the UK (down by 11.1%), largely offset by Poland (up by 4.7%) and Bulgaria (up by 9.7%).

Europe Key Data	First-Quarter
			Change
	2024	2023	% / pp
PMI Shipment Volume (million units)
Cigarettes	37,089	39,157	(5.3)%
Heated Tobacco Units	11,340	10,099	12.3%
Total Europe	48,429	49,256	(1.7)%

PMI Market Share
Cigarettes	29.9%	30.3%	(0.4)
Heated Tobacco Units	10.1%	9.0%	1.1
Total Europe	40.0%	39.3%	0.7
Note: Sum may not foot due to roundings.
PMI's total cigarette and HTU shipment volume in the Region decreased by 1.7% to 48.4 billion units. Total cigarette and HTU shipment volume decreased notably in France (down by 31.7%) and Italy (down by 10.4%) driven by cigarettes, and increased notably in Poland (up by 10.0%) and Germany (up by 4.8%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 9.4% in the quarter, reflecting continued growth momentum for IQOS, partly offset by the impact from the EU characterizing flavor ban.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.1 points, or by 0.9 points on an adjusted basis.

Europe Oral SFP	First-Quarter
			Change
	2024	2023	%
PMI Shipment Volume (million cans)
Nicotine Pouches	12.3	7.9	55.9%
Snus	60.7	54.4	11.6%
Other Oral SFP(1)	1.0	1.3	(16.6)%
Total Europe	74.0	63.5	16.5%
(1) Includes chew bags and tobacco bits
Note: Sum may not foot due to roundings.
Oral SFP shipments increased by 16.5% with growth of snus (up by 11.6%) and nicotine pouches (up by 55.9%), benefiting from timing of shipments and underlying category growth in the Nordics.

Financial Summary

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,365	$ 3,068	9.7%	7.1%	297	78	—	163	56	—

Operating Income	$ 1,456	$ 1,215	19.8%	18.7%	241	14	—	163	64	—
Adjustments (1)	(41)	(75)	45.8%	45.8%	34	—	—	—	—	34
Adjusted Operating Income	$ 1,496	$ 1,290	16.0%	14.9%	206	14	—	163	64	(34)

Adjusted Operating Income Margin	44.5%	42.0%	2.5pp	3.1pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated April 23, 2024, for additional detail.
Net revenues increased by 7.1% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarettes volume.
Adjusted operating income increased by 14.9% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume and favorable HTU mix, partly offset by lower cigarette volume, as well as unfavorable cigarette mix; partly offset by higher manufacturing costs, including the impact of the EU single-use plastics directive.
SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region increased by approximately 1% to 371.0 billion units. The increase in the estimated total market was mainly due to Indonesia (up by 6.4%) and Turkey (up by 14.8%), partly offset by Egypt (down by 14.2%) and Pakistan (down by 20.7%).

PMI Shipment Volume	First-Quarter
(million units)	2024	2023	Change
Cigarettes	80,191	76,531	4.8%
Heated Tobacco Units	6,078	5,447	11.6%
Total SSEA, CIS & MEA	86,269	81,978	5.2%
PMI's total cigarette and HTU shipment volume in the Region increased by 5.2% to 86.3 billion units, mainly driven by Turkey (up by 25.0%), partly offset by the Philippines (down by 18.1%). PMI's estimated HTU adjusted in-market sales volume increased by 14.6%, with 11.6% HTU shipment volume growth.

Financial Summary

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,658	$ 2,477	7.3%	15.1%	181	(194)	—	155	144	76
Adjustment (1)	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 2,658	$ 2,557	3.9%	11.5%	101	(194)	—	155	144	(4)

Net Revenues	$ 2,658	$ 2,477	7.3%	15.1%	181	(194)	—	155	144	76

Operating Income	$ 772	$ 734	5.2%	38.0%	38	(241)	—	155	46	78
Adjustments (2)	(5)	(117)	95.7%	95.7%	112	—	—	—	—	112
Adjusted Operating Income	$ 777	$ 851	(8.7)%	19.6%	(74)	(241)	—	155	46	(34)

Adjusted Operating Income Margin	29.2%	33.3%	(4.1)pp	2.4pp

(1) Distribution arrangement termination (Middle East).
(2) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated April 23, 2024, for additional detail.
Adjusted net revenues increased by 11.5% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher HTU and cigarettes volume as well as favorable HTU and cigarettes mix.
Adjusted operating income increased by 19.6% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher HTU volume, favorable HTU mix and higher cigarette volume, partly offset by unfavorable cigarette mix; partly offset by higher manufacturing costs (primarily due to inflationary impacts).
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by around 1% to 75.9 billion units, with growth for HTUs partly offset by a decline for cigarettes. The increase in the estimated total market was mainly driven by International Duty Free (up by 17.6%) and Taiwan (up by 15.0%).

PMI Shipment Volume	First-Quarter
(million units)	2024	2023	Change
Cigarettes	11,568	13,110	(11.8)%
Heated Tobacco Units	15,599	11,748	32.8%
Total EA, AU & PMI DF	27,167	24,858	9.3%
PMI's total cigarette and HTU shipment volume in the Region increased by 9.3% to 27.2 billion units, driven by Japan (up by 21.1%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 14.6% in the quarter, including growth in Japan of 13.3%.

Financial Summary

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,684	$ 1,520	10.8%	18.0%	164	(109)	—	130	143	—

Operating Income	$ 763	$ 637	19.8%	39.4%	126	(125)	—	130	72	49
Adjustments (1)	(1)	(20)	96.2%	96.2%	19	—	—	—	—	19
Adjusted Operating Income	$ 764	$ 657	16.3%	35.3%	107	(125)	—	130	72	30

Adjusted Operating Income Margin	45.4%	43.2%	2.2pp	6.4pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated April 23, 2024, for additional detail.
Net revenues increased by 18.0% on an organic basis, reflecting: favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume.
Adjusted operating income increased by 35.3% on an organic basis driven by the same factors as for net revenues as well as lower shipping costs.
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by around 3% to 44.7 billion units, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 7.8%) and Canada (down by 13.1%), partly offset by Brazil (up by 3.5%) and Mexico (up by 1.8%).

PMI Shipment Volume	First-Quarter
(million units)	2024	2023	Change
Cigarettes	14,343	14,910	(3.8)%
Heated Tobacco Units	117	102	14.7%
Total Americas	14,460	15,012	(3.7)%
Note: Sum may not foot due to roundings.
PMI's total cigarette and HTU shipment volume in the Region decreased by 3.7% to 14.5 billion units, mainly due to Argentina (down by 9.8%).
Cigar shipment volume declined by 23% versus a tough comparison due to prior year trade inventory movements. Underlying (excluding impact of accounting reclassifications performed in third quarter of 2023) cigar revenue was broadly flat due to strong pricing.

Americas Oral SFP[1]	First-Quarter
			Change
	2024	2023	%
PMI Shipment Volume (million cans)
Nicotine Pouches	131.6	73.2	79.7%
Moist Snuff	34.4	35.2	(2.3)%
Snus	0.7	1.2	(39.5)%
Total Americas	166.7	109.6	52.1%
(1) Excluding U.S. chew Note: Sum may not foot due to roundings.
Oral products shipments increased by 52.1%, driven by ZYN nicotine pouches (up by 79.7%) in the U.S., partly offset by moist snuff (down by 2.3%) driven by a declining category and pricing.
Financial Summary

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 996	$ 868	14.7%	11.4%	128	29	—	(1)	121	(21)

Operating Income	$ 99	$ 183	(45.9)%	(57.9)%	(84)	22	—	(1)	113	(218)
Adjustments (1)	(227)	(62)	-(100)%	-(100)%	(165)	—	—	—	—	(165)
Adjusted Operating Income	$ 326	$ 245	33.1%	24.1%	81	22	—	(1)	113	(53)

Adjusted Operating Income Margin	32.7%	28.2%	4.5pp	3.2pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated April 23, 2024, for additional detail.

Net revenues increased by 11.4% on an organic basis, primarily reflecting: favorable volume/mix, mainly due to growth of ZYN nicotine pouches in the U.S., partly offset by lower cigarette volume and unfavorable cigarette mix outside of the U.S.
Adjusted operating income increased by 24.1% on an organic basis, mainly reflecting: favorable volume/mix, mainly due to the same factors as for net revenues; partly offset by higher marketing and administration costs, including incremental investment in the U.S.

WELLNESS AND HEALTHCARE
The operating results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Financial Summary

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 90	$ 86	4.7%	2.3%	4	2	—	2	—	—

Operating Income / (Loss)	$ (45)	$ (38)	(18.4)%	(23.7)%	(7)	2	—	2	—	(11)
Adjustments (1)	(41)	(14)	-(100)%	-(100)%	(27)	—	—	—	—	(27)
Adjusted Operating Income / (Loss)	$ (3)	$ (24)	87.5%	79.2%	21	2	—	2	—	16

Adjusted Operating Income / (Loss) Margin	(3.3)%	(27.9)%	24.6pp	22.2pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated April 23, 2024, for additional detail.

Net revenues increased by 2.3% on an organic basis. The adjusted operating loss of $3 million was primarily due to R&D and administration costs.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products. As of December 31, 2023, PMI's smoke-free products were available for sale in 84 markets, and PMI estimates that approximately 33 million adults around the world use PMI's smoke-free products. Smoke-free business accounted for approximately 37% of PMI’s total full-year 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans;

investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2024, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated April 23, 2024, and at www.pmi.com/2024Q1earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.

Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	616.1	614.2	0.3	176.3	171.1	3.1	143.2	143.7	(0.4)	33.1	27.4	20.9	28.0	27.2	0.8	5.2	4.5	0.7

Europe
France	6.3	7.5	(16.1)	2.6	3.8	(31.7)	2.5	3.7	(31.7)	—	0.1	(29.3)	40.2	42.3	(2.1)	0.6	0.8	(0.2)
Germany(3)	16.1	15.9	1.3	6.3	6.0	4.8	5.3	5.5	(3.2)	1.0	0.5	85.9	39.9	39.4	0.5	6.3	5.4	0.9
Italy(3)	17.5	17.2	1.6	8.0	8.9	(10.4)	5.7	6.9	(17.3)	2.2	2.0	13.9	52.5	53.8	(1.3)	17.7	16.8	0.9
Poland(3)	14.1	13.4	4.7	6.1	5.5	10.0	4.8	4.3	11.6	1.3	1.2	4.2	42.9	40.9	2.0	9.0	9.4	(0.4)
Spain	9.7	9.9	(1.9)	2.8	2.9	(2.4)	2.6	2.7	(4.9)	0.2	0.2	34.8	28.9	29.1	(0.2)	2.7	2.1	0.6

SSEA, CIS & MEA
Egypt	19.3	22.5	(14.2)	5.3	5.8	(8.0)	5.0	5.6	(10.7)	0.3	0.2	89.8	27.1	25.6	1.5	1.9	1.2	0.7
Indonesia	73.6	69.2	6.4	20.2	19.8	2.3	20.0	19.7	1.6	0.2	0.1	+100	27.5	28.6	(1.1)	0.3	0.1	0.2
Philippines	10.2	11.5	(11.2)	5.5	6.7	(18.1)	5.4	6.6	(18.4)	0.1	0.1	23.9	53.2	57.7	(4.5)	0.7	0.5	0.2
Russia	46.7	44.9	4.2	15.5	14.7	5.4	11.5	10.9	4.9	4.0	3.8	6.8	32.4	31.2	1.2	9.5	8.3	1.2
Turkey	30.1	26.2	14.8	16.0	12.8	25.0	16.0	12.8	25.0	—	—	—	53.3	48.9	4.4	—	—	—

EA, AU & PMI DF
Australia	1.4	1.9	(29.6)	0.5	0.7	(26.1)	0.5	0.7	(26.1)	—	—	—	37.6	35.8	1.8	—	—	—
Japan(2)	35.7	35.3	1.0	17.9	14.8	21.1	4.3	4.7	(8.4)	13.6	10.1	34.8	41.1	39.5	1.6	29.4	26.3	3.1
South Korea	16.5	16.9	(2.4)	3.4	3.3	2.6	2.0	2.1	(5.3)	1.4	1.2	17.1	20.4	19.6	0.8	8.2	6.8	1.4

Americas
Argentina	7.1	7.7	(7.8)	4.4	4.9	(9.8)	4.4	4.9	(9.8)	—	—	—	61.5	62.9	(1.4)	—	—	—
Mexico	6.2	6.1	1.8	3.7	3.7	0.6	3.7	3.7	0.1	—	—	—	59.8	60.5	(0.7)	0.8	0.5	0.3

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share, with historical total/HTU results: Italy Q2 53.6%/17.1%, Q3 53.4%/16.0%, Q4 53.7%/17.2%; Poland Q2 41.1%/8.6%, Q3 42.0%/8.4%, Q4 43.8%/9.9%
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%